FOR IMMEDIATE RELEASE

Contacts:

Robert Apple, Chief Operating & Financial Officer	Don Weinberger
InKine Pharmaceutical Company, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(215) 283-6850	(212) 370-4500
don@wolfeaxelrod.com

INKINE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS:
REALIZING PROFITABILITY WHILE ACCELERATING THE DEVELOPMENT OF INKP-102

–Highlights –

- Completed Phase III clinical study and submitted a new drug application to FDA for approval of INKP-102 -
- Grew quarterly revenues by 30% to $6.0 million for Q1 2005, compared to $4.6 million for Q1 2004 -
- Generated fourth consecutive quarter of profitability -
- Earned milestone for development of Visicol® for sale in Japan -
- Revised 2005 annual guidance based on year-to-date prescription growth trends -

BLUE BELL, PA May 3, 2005 – InKine Pharmaceutical Company, Inc. (Nasdaq: INKP) today announced its first quarter 2005 financial results, reporting first quarter revenue of $6.0 million, compared to $4.6 million for the same period a year ago. The Company generated EPS of $0.01 per share for the quarter, compared to an EPS of $0.00 for the same period a year ago. Current quarter EPS was achieved during the quarter where increased research and development resources were invested to accelerate the development of INKP-102, the Company’s next generation purgative for which a new drug application (NDA) was recently submitted to the FDA.

“We are pleased to announce our fourth consecutive quarter of profitability,” said Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. “Product revenue increased by 20% compared to the first quarter of 2004, despite the entrance of two new products into the purgative marketplace. Our sales and marketing team has been aggressively combating these new competitors with success. Extensive competitor sampling and physician trial has impacted our product revenue growth trends, decreasing the prescription growth from a prior year average of approximately 35% to current quarter growth of approximately 27%,” added Dr. Jacob. “On the development front, we also announced today that we submitted an NDA to the FDA for our new generation purgative tablet, INKP-102. We are excited about our study results and look forward to bringing to market what we believe will be the best purgative on the market,” Dr. Jacob further added.

Product Sales:

•	Product revenues for the first quarter of 2005 were $5.2 million, a 20% increase over product revenues of $4.4 million for the same period a year ago. Prescription levels have escalated as a result of increased sales and marketing efforts, which continue to grow market awareness and acceptance of Visicol®. Approximately 133,000 prescriptions were filled for Visicol® during the first quarter of 2005, which represents approximately a 27% increase over prescriptions of 105,000 for the first quarter of 2004.

•	In addition to product revenue, the Company realized $818,000 in other revenue for the first quarter of 2005, which was primarily attributable to a milestone payment earned from Zeria Pharmaceutical Company, the licensee for Visicol®’s use and sale in Japan.

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“Our sales and marketing team is committed to growing Visicol® and overcoming both new and previously existing competitors,” said Robert F. Apple, Chief Operating and Financial Officer of InKine. “We intend to continue to carefully manage our development and growth initiatives by making resource investment in key areas that will return shareholder value. We believe that the resources deployed for our sales and marketing initiatives, INKP-102 development and NDA preparation will yield increased shareholder value in the medium and long-term. We believe that the growth in our sales force today will yield significant value as we prepare for the launch of INKP-102 in 2006,” added Mr. Apple.

Costs and Expenses:

•	Research and development costs were $1.8 million for the first quarter of 2005, compared to $0.9 million for the same period a year ago. The increase was the result of development costs associated with the clinical studies and NDA submission of the Company’s next generation MCC-free purgative tablet, INKP-102. A significant portion of these costs have and will occur in the first two quarters of 2005 as the INKP-102 development program is currently winding down.

•	Sales and marketing costs were $2.3 million for the first quarter of 2005, compared to $1.9 million for the same period a year ago. The increase was the result of continued growth in the size of the Company’s sales force, along with increased marketing campaigns related to Visicol®. As of March 31, 2005, the Company’s sales force covered 48 territories with five district managers, compared to 45 territories and four district managers as of March 31, 2004.

•	General and administrative costs were $0.9 million for the first quarter of 2005, compared to $0.8 million for the same period a year ago. The increase was the result of higher personnel, patent and insurance costs resulting from increased overhead costs associated with supporting a growing sales volume, and head count, along with increased legal and accounting fees associated with maintaining compliance with the Sarbanes-Oxley Act of 2002.

Balance Sheet:

•	The Company had $10.6 million in cash and investments at March 31, 2005.

Revised Guidance:

•	The Company had previously guided the investor community that it expected that 2005 product revenues would be in the range of $28 million to $32 million. Based upon information currently available, the Company has revised its revenue guidance to a range of $23 million to $27 million. The reduction in 2005 product revenue guidance is principally due to the recently experienced slowing in the growth trend for Visicol® prescriptions, which Company management believes has been caused by the emergence of the new product competitors to the purgative marketplace.

•	Based upon information currently available, the Company may postpone or slow certain development programs in the second half of 2005 in order to maintain profitability and positive cash flow for the 2005-year. The postponement and slowing of these programs could result in a reduction of research and development expense for 2005 of up to $2.0 million. The Company had previously guided the investor community that it expects to incur approximately $6.5 million to $7.0 million in research and development expenses.

•	The Company had previously guided the investor community that it expects to incur approximately $0.7 million to $0.9 million in equity compensation costs related to option and restricted stock grants under its equity compensation plans. As a result of the recent postponement of the required SFAS 123R adoption date from July 1, 2005 to January 1, 2006, the Company expects to incur equity compensation costs in the range of approximately $0.2 million to $0.3 million for 2005.

•	The Company had previously guided the investor community that it expected that 2005 EPS would be in the range $0.08 to $0.11 per share. Based upon information currently available, 2005 earnings per share is expected be in the range of $0.06 to $0.09 per share.

The Company will be hosting a conference call today at 11:00 AM EDT to further discuss the first quarter 2005 financial results. To participate please dial (877) 407-8029 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 1:00 PM EDT on May 3, 2005, and ending at 5:00 PM EDT on May 10, 2005. For the replay, please dial (877) 660-6853 (replay account # 2658, replay conference # 148664). The access number for the replay for international callers is (201) 612-7415 (replay account # 2658, replay conference # 148664).

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About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty pharmaceutical company focused on developing and commercializing pharmaceutical products for the diagnosis and treatment of gastrointestinal disorders. The Company’s development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company’s franchise product, Visicol® is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine’s second product, IB-Stat®, is an oral hyoscyamine spray for the treatment of a variety of indications. Additionally, the Company is developing INKP-102, an advanced generation purgative, which we recently submitted a new drug application to FDA for bowel cleansing prior to colonoscopy and studying Visicol® for use as a laxative in treating patients with chronic constipation. For further information, please visit InKine on its web site http://www.inkine.com.

This press release contains forward-looking statements, including statements regarding our expectations regarding INKP-102, our development programs, our financial performance and our ability to increase shareholder value. Such forward-looking statements are based on InKine's current expectations or forecasts of future events. InKine’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, market acceptance of product introductions by InKine’s competitors, InKine’s success in implementing sales and marketing changes and the effects of the other risks and uncertainties set forth in InKine’s reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine may elect to update forward-looking statements, but the Company disclaims any obligation to do so.

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InKine Pharmaceutical Company, Inc.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share)
(unaudited)

	Quarter Ended March 31,

	2005	2004

Product revenue	$5,218	$4,350
Other revenue	818	283

Total revenue	6,036	4,633
Cost of goods sold	(848)	(491)

Gross profit	5,188	4,142

Research and development	1,769	922
Sales and marketing	2,288	1,949
General and administrative	877	785
Withdrawn public offering and litigation	—	567

Operating expenses	4,934	4,223

Operating income (loss)	254	(81)

Interest income and expense	60	3

Net income (loss)	$314	$(78)

Earnings per share – Basic and diluted	$0.01	$—

Weighted average shares outstanding:
Basic	49,095	48,547
Diluted	53,459	48,547

	March 31,	December 31,
	2005	2004

	(unaudited)
ASSETS
Cash and investments	$10,562	$13,053
Accounts receivable	4,196	2,264
Inventory	1,905	1,445
Other assets	911	622

Total assets	$17,574	$17,384

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,776	$3,016
Shareholders’ equity	14,798	14,368

Total liabilities and shareholders’ equity	$17,574	$17,384

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